Exhibit 4.5

2016 COPSYNC, INC. EMPLOYEE STOCK PURCHASE PLAN
Section 1	PURPOSE
The purpose of the 2016 COPsync, Inc. Employee Stock Purchase Plan (hereinafter called the “Plan”) is to provide a method by which eligible employees of COPsync, Inc. (“COPsync” or “Company”) or a Participating Subsidiary (as herein defined) may use voluntary, systematic payroll deductions to purchase shares of COPsync Common Stock (as herein defined) and thereby acquire an interest in the future of the Company.  It is the Company’s intent that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code (as herein defined).  Accordingly, the provisions of the Plan shall be construed in a manner consistent with the requirements of that section of the Code.
Section 2	DEFINITIONS
“Board of Directors” shall mean the Board of Directors of COPsync.
“Code” shall mean the Internal Revenue Code of 1986, including the rules and regulations thereunder, as amended from time-to-time, and any successor provisions.
“Committee” shall mean the Compensation Committee of the Board of Directors.  To the extent that the Committee delegates its authority to certain individuals, references to the Committee with respect to a matter for which the Committee has delegated its authority shall include the individuals to whom such authority has been delegated.
“Common Stock” shall mean the Common Stock of COPsync, par value $.0001 per share.
“Compensation” shall mean an Eligible Employee’s base wages and salary, or such other items of compensation designated by the Committee.
“Corporate Transaction” shall mean a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code.
“Eligible Employee” shall mean an individual who is an Employee as of the Offering Date of a Purchase Period (defined below); provided, however, that the term “Eligible Employee” shall not include any Employee who immediately after the grant of a share purchase right to such employee would (in accordance with the provisions of Sections 423 and 424(d) (or successor provisions) of the Code) own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of a Subsidiary; and the term “Eligible Employee” may exclude any of the following categories of Employees for a particular Purchase Period:

(a)          Employees who have been employed less than two years;
(b)          Employees whose customary employment is 20 hours or less per week;
(c)          Employees whose customary employment is for not more than five months in any calendar year;
(d)          Employees who are highly compensated employees (within the meaning of Section 414(q) of the Code); and
(e)          Employees who are citizens or residents of a foreign jurisdiction if:  (1) the grant of a share purchase right under the Plan or a Purchase Period to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction; or (2) compliance with the laws of the foreign jurisdiction would cause the Plan or Purchase Period to violate the requirements of Section 423 of the Code.
“Employee” shall mean any person who renders services to the Company or a Participating Subsidiary as an employee pursuant to an employment relationship with such employer.  For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Participating Subsidiary that meets the requirements of Section 1.421-1(h)(2) of the Treasury Regulations.  Where the period of leave exceeds three months, or such other period of time specified in Section 1.421-1(h)(2) of the Treasury Regulations, and the individual’s right to reemployment is not guaranteed by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Section 1.421-1(h)(2) of the Treasury Regulations.
“Exchange Act” shall mean the Securities Exchange Act of 1934, including the rules and regulations thereunder, as amended from time-to-time, and any successor provisions.
“Fair Market Value” shall mean the closing sales price (or average of the quoted closing bid and asked prices if there is no closing sales price reported) of the Common Stock on the date specified as reported by the Nasdaq Capital Market, or by the principal national stock exchange on which the Common Stock is then listed.  If there is no reported price information for such date, the Fair Market Value will be determined by the reported price information for Common Stock on the day nearest preceding such date.  In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee in accordance with the terms of Section 423 of the Code, and such determination shall be conclusive and binding on all persons.
“Offering Date” shall mean the first Trading Day of each Purchase Period as designated by the Committee.
“Participant” shall mean an Eligible Employee who participates in the Plan.
“Participating Subsidiary” shall mean a Subsidiary of the Company that has been designated by the Committee as eligible to participate in the Plan for a Purchase Period.

“Purchase Date” shall mean the last Trading Day of each Purchase Period.
“Purchase Period” shall mean a period designated by the Committee (not to exceed 27 months).  The first Purchase Period shall commence on the first Trading Day of a month (designated by the Committee) after the Plan is approved by the stockholders of the Company pursuant to Section 16, and shall end on the last Trading Day of the period designated by the Committee (not to exceed 27 months).  Unless the Committee provides otherwise, successive Purchase Periods shall commence on the first Trading Day following the end of the preceding Purchase Period and shall end on the last Trading Day of the period designated by the Committee (not to exceed 27 months) following the month in which the preceding Purchase Period ended.
“Section 16(b)” shall mean Section 16(b) under the Exchange Act, including the rules and regulations thereunder, as amended from time-to-time, and any successor provisions.
“Subsidiary” shall mean a “subsidiary corporation” of the Company, as that term is defined in Section 424(f) of the Code.
“Trading Day” shall mean any day on which the Nasdaq Capital Market, or the principal national stock exchange on which the Common Stock is then listed, is open for trading or, if the Common Stock is not listed on an established stock exchange or national market system, a business day, as determined by the Committee in good faith.
Section 3	SHARES SUBJECT TO THE PLAN
Under the Plan, there is a maximum of 942,000 shares of Common Stock (subject to adjustment as provided in Section 12) available for purchase under the Plan by Participants.  The shares may be made available from authorized but unissued shares of our Common Stock or from shares of Common Stock held in or acquired for the Company’s treasury account.  Any shares issued under the Plan will reduce, on a share-for-share basis, the number of shares available for subsequent issuance under the Plan.
Section 4	PARTICIPATION
Each Eligible Employee who is a Participant on the Offering Date of a Purchase Period shall, as of such date, automatically receive a share purchase right to purchase shares of Common Stock during such Purchase Period, subject to the following conditions.  Subject to the limitation specified below, such right to purchase Common Stock shall be for a number of whole shares of Common Stock, determined by dividing (i) the balance in the Participant’s withholding account on the Purchase Date of the Purchase Period by (ii) the Purchase Price of the Purchase Period.  Unless the Committee determines otherwise, no fractional shares of Common Stock shall be purchased; any funds in a Participant’s withholding account that are insufficient to purchase a whole share of Common Stock shall be retained in the Participant’s withholding account for the following Purchase Period, unless the Participant will not be participating in the following Purchase Period.  Except for amounts retained in a Participant’s withholding account pursuant to the preceding sentence, unless the Committee determines otherwise, any funds left over in a Participant’s withholding account after the purchase of shares of Common Stock on a Purchase Date pursuant to this Section 4 shall be returned to the Participant.

In no event shall the Common Stock purchased under the Plan by any single Participant in any calendar year exceed $25,000 (or such different amount as may be permitted under the Code and still comply with the requirements of the Code) of Fair Market Value.  The number of shares of Common Stock that the Participant has the right to purchase under other qualified employee stock purchase plans under Section 423 of COPsync or a Subsidiary, if any, shall count against the $25,000 limitation.  The number of shares of Common Stock receivable by each Participant upon exercise of his or her share purchase right shall be reduced, on a substantially proportionate basis, in the event that the number of shares then available under the Plan is otherwise insufficient.  Notwithstanding anything herein to the contrary, a Participant may not purchase for a Purchase Period more than the maximum number of shares of Common Stock established by the Committee for such Purchase Period.
Section 5	METHOD OF PARTICIPATION
An individual who is an Eligible Employee on the Offering Date of a Purchase Period may elect to participate in the Purchase Period by executing and delivering, during the enrollment period designated by the Committee for such Purchase Period, an enrollment form, on the terms and conditions specified in Section 6.  Such Eligible Employee will thereafter become a Participant for such Purchase Period and for each subsequent consecutive Purchase Period, subject to Section 6 below.
Section 6	PAYROLL DEDUCTION
Unless the Committee provides otherwise, all Participant contributions to the Plan shall be made only by payroll deductions pursuant to an enrollment form filed by the Eligible Employee in accordance with the enrollment procedures established by the Committee.  Each enrollment form shall specify the amount (as a percentage of the Participant’s Compensation) that the Participant elects to contribute under the Plan for each payroll date during the Purchase Period and shall authorize the Company to deduct such amount from the Compensation of such Participant with respect to each payroll date during the Purchase Period.  Unless the Committee provides otherwise, a Participant’s enrollment form shall remain in effect for each Purchase Period thereafter until such Participant’s participation in the Plan is terminated or until the amount of the Participant’s payroll deductions is changed or suspended as hereafter provided.  The enrollment form shall request payroll deductions at a rate (in whole percentages) of not less than 1% nor more than 10% (or such other maximum percentage designated by the Committee for a Purchase Period) from the Participant’s Compensation by means of substantially equal payroll deductions over the Purchase Period.  A Participant may increase or reduce the rate of his or her payroll deduction by one or more whole percentage points (but not less than 1% or more than the maximum permissible percentage) by delivering a revised enrollment form to the Company during the period designated by the Committee.  Such increase or reduction in payroll deductions shall become effective as of the time specified by the Committee.  In addition, a Participant may cease participation entirely by delivering a revised enrollment form to the Company in accordance with Section 9.  All amounts deducted in accordance with a Participant’s enrollment form shall be credited to a notional “withholding account” for such Participant, but the Company shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account.

Section 7	PURCHASE PRICE
The purchase price per share of Common Stock purchased under the Plan for a Purchase Period shall be the percentage from 85% to 100% established by the Committee in its sole discretion for the Purchase Period of the Fair Market Value of the Common Stock on (a) the Offering Date of the Purchase Period or (b) the Purchase Date of the Purchase Period, whichever is less (the “Purchase Price”).
Section 8	PURCHASE OF SHARES
Each Participant in a Purchase Period who is still a Participant on the Purchase Date of such Purchase Period, shall be deemed to have exercised on such date the share purchase right granted to him or her for that Purchase Period.  Upon such exercise, the balance of the Participant’s withholding account shall be applied to the purchase of the number of whole shares of Common Stock determined under Section 4.  As soon as reasonably practicable after each Purchase Date, the Company will arrange for the delivery to the Participant of the shares of Common Stock purchased upon exercise of his or her share purchase right.  The Committee may permit or require that the shares be deposited directly into an account established in the name of the Participant with a designated broker and may require that the shares of Common Stock be retained with such designated broker for a specified period of time.
Section 9	CANCELLATION OF SHARE PURCHASE RIGHT; WITHDRAWAL
A Participant who holds a share purchase right under the Plan may cancel such share purchase right as to all (but not less than all) the shares subject or to be subject to such share purchase right and withdraw from a Purchase Period by submitting a revised enrollment form to the Company by the date established by the Committee prior to the Purchase Date for the Purchase Period.  A Participant who cancels a share purchase right under the Plan and withdraws from a Purchase Period shall be deemed to have withdrawn from the Plan.  Any Participant who withdraws from the Plan may again become a Participant for any future Purchase Period by submitting a new enrollment form for such future Purchase Period in accordance with Section 5.  Upon a Participant’s withdrawal from the Plan, the balance in his or her withholding account that has not been used to purchase shares of Common Stock under Section 8 shall be returned to him or her as soon as administratively feasible.
Section 10	TERMINATION OF EMPLOYMENT
Upon the termination of a Participant’s employment with the Company and its Participating Subsidiaries for any reason (including death), he or she shall cease to be a Participant, and any share purchase right held by such Participant under the Plan shall be deemed canceled.  The balance of his or her withholding account that has not been used to purchase shares of Common Stock under Section 8 shall be returned to him or her, and he or she shall have no further rights under the Plan.

Section 11	PARTICIPANT’S RIGHTS NOT TRANSFERABLE
All Participants shall have the same rights and privileges under the Plan.  Each Participant’s rights and privileges under the Plan may be exercisable during his or her lifetime only by him or her.  No share purchase right shall be assignable or transferable.
Section 12	CHANGE IN CAPITALIZATION
If the Committee shall determine that any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee shall make such adjustment as it deems appropriate in the number and kind of shares which thereafter may be purchased under the Plan, the number and kind of shares which thereafter may be purchased by a Participant during a Purchase Period and the number and kind of shares subject to outstanding share purchase rights (and the purchase price per share of the Common Stock under such outstanding share purchase rights).
Section 13	CORPORATE TRANSACTIONS
Unless otherwise determined by the Committee and as permitted by Section 423 of the Code, in the event of a proposed dissolution or liquidation of the Company, any Purchase Period then in progress will be shortened by setting a new Purchase Date and the Purchase Period will end immediately prior to the proposed dissolution or liquidation.  The new Purchase Date will be before the date of the Company’s proposed dissolution or liquidation.  Before the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s share purchase right will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Purchase Period in accordance with Section 9.
Unless otherwise determined by the Committee and as permitted by Section 423 of the Code, in the event of a Corporate Transaction, each outstanding share purchase right will be assumed or an equivalent share purchase right substituted by the successor corporation or a parent corporation or subsidiary corporation of such successor corporation.  If the successor corporation refuses to assume or substitute the share purchase right, the Purchase Period with respect to which the share purchase right relates will be shortened by setting a new Purchase Date on which the Purchase Period will end.  The new Purchase Date will occur before the date of the Corporate Transaction.  Prior to the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s share purchase right will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Purchase Period in accordance with Section 9.
Section 14	ADMINISTRATION OF PLAN; COSTS
The Plan shall be administered by the Committee.  The Committee shall have sole and complete authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time-to-time deem advisable, and to construe, interpret, and administer the terms and provisions of the Plan and the agreements thereunder.  The Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan.  The operational details relating to the day-to-day functioning of the Plan shall be handled by such person(s) as the Committee may designate from time-to-time.  The determinations and interpretations made by the Committee are final, conclusive, and binding on all persons.  All costs and expenses incurred in administering the Plan shall be paid by the Company.
Section 15	AMENDMENT AND TERMINATION OF PLAN
The Board of Directors may amend, abandon, suspend or terminate the Plan or any portion thereof at any time in such respects as it may deem advisable in its sole discretion, provided that no amendment shall be made without stockholder approval if such stockholder approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement that is a prerequisite for exemptive relief under Section 16(b).
The Plan shall terminate, in any case, when all of the Common Stock reserved for the purposes of the Plan has been purchased by Participants.
Section 16	APPROVAL OF STOCKHOLDERS
The Plan is subject to the approval of the stockholders of COPsync, which approval must be secured within twelve months after the date the Plan is adopted by the Board of Directors.
Section 17	GENERAL
(a)          No Participant shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed under the Plan until he or she has become the holder thereof.
(b)          The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Texas (without giving effect to its conflicts of laws rules) and, to the extent applicable, federal law.
(c)          Restrictions on Issuance of Shares.
(1)          No shares of Common Stock may be purchased under the Plan unless:  (i) the shares pertaining to such share purchase right have been registered under applicable securities laws or are exempt from such registration; (ii) the prior approval has been obtained from any regulatory body having jurisdiction; and (iii) in the event the Common Stock has been listed on any exchange, the shares pertaining to such share purchase right have been duly listed on such exchange in accordance with the procedure specified therefor.  The Company shall be under no obligation to effect or obtain any listing, registration, qualification, consent or approval with respect to shares pertaining to any share purchase right granted under the Plan.  If the shares to be issued upon the exercise of any share purchase right granted under the Plan are intended to be issued by the Company in reliance upon the exemptions from the registration requirements of applicable securities laws, the recipient of the share purchase right, if so requested by the

Company, shall furnish to the Company such evidence and representations, including an opinion of counsel, satisfactory to it, as the Company may reasonably request.
(2)          The Company shall not be liable for damages due to a delay in the delivery or issuance of any stock certificates for any reason whatsoever, including, but not limited to, a delay caused by listing, registration or qualification of the shares of Common Stock pertaining to any share purchase right granted under the Plan upon any securities exchange or under any applicable law or the effecting or obtaining of any consent or approval of any governmental body.
(d)          COPsync and the Subsidiaries expressly reserve the right at any time to terminate a Participant’s employment free from any liability or any claim under the Plan.  Neither the Plan nor any share purchase right granted hereunder is intended to confer upon any Participant any rights with respect to continuance of employment or other utilization of his or her services by COPsync or by a Subsidiary, nor to interfere in any way with his or her right or that of his or her employer to terminate his or her employment or other services at any time (subject to the terms of any applicable written agreement).  The loss of existing or potential profit in share purchase rights shall not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of any obligation to the Participant.
(e)          All payroll deductions received or held by the Company under the Plan shall be general corporate funds, and as such, may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate payroll deductions or pay interest thereon.
(f)          No person connected with the Plan in any capacity, including, but not limited to, the Company, the Participating Subsidiaries and their directors, officers, agents and employees, makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.
(g)          Each Participant shall give the Company prompt written notice of any disposition or other transfer of shares of Common Stock acquired pursuant to the exercise of a share purchase right acquired under the Plan, if such disposition or transfer is made within two years after the Offering Date or within one year after the Purchase Date.
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IN WITNESS WHEREOF, the Company has caused this Plan to be executed on its behalf as of May 23, 2016.

COPSYNC, INC.

By:
       Ronald A. Woessner
       Chief Executive Officer